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EXHIBIT 77H

For Columbia European Equity Fund:

During the six-month period ended April 30, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Portfolio Builder funds, Columbia Retirement Plus funds and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Global Bond Fund:

During the six-month period ended April 30, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Portfolio Builder funds, Columbia Income Builder Fund, Columbia Retirement Plus funds and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Multi-Advisor International Value Fund Fund:

During the six-month period ended April 30, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. The Columbia Portfolio Builder funds and Columbia Management Investment Advisers, LLC, through its initial capital investment, were owners of record of more than 25% of the outstanding shares of the Fund.

For Columbia Global Extended Alpha Fund:

During the six-month period ended April 30, 2011, the Fund served as an underlying investment of affiliated funds-of-funds. Columbia Management Investment Advisers, LLC, through its initial capital investment, was owner of record of more than 25% of the outstanding shares of the Fund.